Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” and to use our report dated December 22, 2016 with respect to the audited consolidated financial statements as of and for the year ended December 31, 2016.

/s/ Anton & Chia, LLP

Newport Beach, California

February 23, 2018